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                                                                   EXHIBIT 23.01

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Syncor International Corporation:

     We consent to the use of our reports dated February 15, 2002, except as to note 1, which is as of June 14, 2002, and note 14, which is as of September 30, 2002, with respect to the consolidated balance sheets of Syncor International Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows and related schedules for each of the years in the three-year period ended December 31, 2001, incorporated herein by reference in the Registration Statement on Form S-4 of Cardinal Health, Inc. and to the reference to our firm under the heading Experts in the Registration Statement.

/s/ KPMG
KPMG LLP
Los Angeles, California
December 5, 2002